Caterpillar Financial Services Corporation Builds Future Foundation with Implementation of Single Core Operating System
Integration of global processes will allow Caterpillar subsidiary to better serve its customers

NASHVILLE, Tenn. - Caterpillar Financial Services Corporation ("Cat Financial"), a wholly-owned subsidiary of Caterpillar Inc. (NYSE: CAT), has signed agreements with software developer Oracle Corp., Oracle Consulting and BearingPoint, (a business systems consulting firm, )to implement a core operating system worldwide during a multi-phase, three-year process.

The initial phase of the implementation will focus on the deployment of Oracle Lease Management that will integrate Cat Financial’s global processes.

"This project is an essential step in the continuation of our business excellence journey," said Caterpillar Vice President and Cat Financial President Jim Beard. "Customer satisfaction is essential to the continued success of our business, and the project will enable our employees to deliver better quality services to our customers with greater efficiency."

Among the expected key benefits of the implementation are:
•	Replacement of fourteen 14versions of Cat Financial’s previous leasing system and eight other different country-specific leasing systems;
•	Increased efficiency and speed of current business processes such as loan origination, customer services and reporting;
•	Reduced spending to maintain and support worldwide applications.

Cat Financial Global Program Director Tom DePauw said, "We have offices in over thirty 30 countries. By creating a singular standardized business model and best practice for our key core processes, we will improve the enterprise view of our business, reduce costs related to process support, provide greater flexibility in customer interaction, and provide processes that will enable future growth in both traditional and non-traditional markets."

Cat Financial, recipient of the 2003 Malcolm Baldrige National Quality Award and a wholly-owned subsidiary of Caterpillar Inc., provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar ® gas turbines, as well as other equipment and marine vessels. The company also extends loans to customers and dealers. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, and Europe, with headquarters in Nashville, Tennessee.

For more than 75 years, Caterpillar Inc. has been building the world’s infrastructure and, in partnership with its worldwide dealer network, is driving positive and sustainable change on every continent. With 2003 sales and revenues of $22.76 billion, Caterpillar is a technology leader and the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at www.cat.com.

Cat Financial Media Contact:
Marcia Colburn
Nashville, Tenn.
(615) 341-5003
Marcia.Colburn@cat.com